UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2018

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 Camino Del Rio North, Suite 103, San Diego, California	92108
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 17, 2018, Encore Capital Group, Inc., a Delaware corporation (“Encore Capital”), and Encore Capital Europe Finance Limited (“Encore Finance”), a public limited company incorporated under the laws of Jersey and wholly owned subsidiary of Encore Capital, entered into an underwriting agreement (the “Underwriting Agreement”) with SunTrust Robinson Humphrey, Inc. and Credit Suisse Securities (USA) LLC, as representatives of the underwriters (the “Underwriters”) named therein, relating to an offering (the “Offering”) of $172.5 million aggregate principal amount (including full exercise of the Underwriters’ option to purchase additional notes pursuant to the Underwriting Agreement) of Encore Finance’s 4.50% Exchangeable Senior Notes due 2023 (the “Notes”) for cash in a public offering that closed on July 20, 2018. Pursuant to the Underwriting Agreement, Encore Finance granted the Underwriters an option to purchase up to an additional $22.5 million aggregate principal amount of Notes from Encore Finance, solely to cover over-allotments (the “Option”). The Option was fully exercised on July 19, 2018.

The Notes are Encore Finance’s senior unsecured obligations, and are fully and unconditionally guaranteed, on a senior unsecured basis, by Encore Capital. The Notes and the guarantee were issued pursuant to an indenture (the “Base Indenture”), dated as of July 20, 2018, between Encore Finance and MUFG Union Bank, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), dated as of July 20, 2018, among Encore Finance, Encore Capital and the Trustee. The Indenture includes customary terms and covenants, including certain events of default after which the Notes may become due and payable immediately.

The Notes will mature on September 1, 2023, unless earlier repurchased, redeemed or exchanged. The Notes will bear interest at a rate of 4.50% per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019. The Notes will be exchangeable at the option of the noteholders at any time prior to the close of business on the business day immediately preceding March 1, 2023 only upon satisfaction of certain conditions and during certain periods, and, on or after March 1, 2023, at any time until the close of business on the second scheduled trading day immediately prior to the maturity date, regardless of these conditions. Subject to conditions described in the Indenture, Encore Finance may satisfy its exchange obligation by paying or delivering, as the case may be, cash, shares of Encore Capital’s common stock or a combination of cash and shares of Encore Capital’s common stock, at Encore Finance’s election.

The initial exchange rate for the Notes is 22.4090 shares of Encore Capital common stock per $1,000 principal amount of Notes, which is equivalent to an initial exchange price of approximately $44.62 per share of common stock. The initial exchange price of the Notes represents a premium of approximately 25.0% to the $35.70 closing price per share of Encore Capital’s common stock on July 17, 2018. The exchange rate is subject to customary adjustments. Upon the occurrence of a “make-whole fundamental change” (as defined in the Indenture), the exchange rate may be increased in certain circumstances for noteholders that exchange their Notes in connection with the make-whole fundamental change.

Upon the occurrence of a “fundamental change” (as defined in the Indenture), noteholders may require Encore Finance to repurchase their Notes for cash in an amount equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any.

Encore Finance may not redeem the Notes prior to their maturity, except in connection with certain changes in tax law. The redemption price for notes called for redemption will be paid in cash in an amount equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any. Calling the notes for redemption will constitute a make-whole fundamental change, which may result in an increase to the exchange rate applicable to Notes submitted for exchange after they are called for redemption and before the redemption date.

On July 17, 2018, in connection with the pricing of the Notes, Encore Capital entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with each of Bank of Montreal, Credit Suisse International and Bank of America, N.A. (the “Option Counterparties”). On July 19, 2018, in connection with the exercise in full of the Option by the Underwriters, Encore Capital entered into additional capped call transactions (such additional capped call transactions, the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with the Option Counterparties. The Capped Call Transactions cover the number of shares of Encore Capital’s common stock underlying the Notes, subject to anti-dilution adjustments substantially similar to those applicable to the Notes. The cost of the Capped Call Transactions was approximately $17.8 million.

The Capped Call Transactions are expected generally to reduce the potential dilution and/or offset the cash payments that Encore Finance is required to make in excess of the principal amount of the Notes upon conversion of the Notes in the event that the market price per share of Encore Capital’s common stock is greater than the strike price of the Capped Call Transactions (which initially corresponds to the initial conversion price of the Notes and is subject to certain adjustments under the terms of the Capped Call Transactions), with such reduction and/or offset subject to a cap based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions will initially be $62.475 per share of Encore Capital’s common stock, which represents a premium of 75% over the last reported sale price of Encore Capital’s common stock on July 17, 2018, and is subject to certain adjustments under the terms of the Capped Call Transactions.

The Capped Call Transactions are separate transactions, in each case, entered into by Encore Capital with the Option Counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

Copies of the Base Indenture, the Supplemental Indenture (including the form of the Note), the Underwriting Agreement and the confirmations regarding the Capped Call Transactions are attached as exhibits to this report and are incorporated herein by reference (and this description is qualified in its entirety by reference to those documents).

Encore Finance estimates the net proceeds from the Offering to be approximately $166.5 million, after deducting underwriting discounts and estimated offering expenses. Encore Finance intends to use the proceeds from the Offering to fund an intercompany loan to Encore Capital Group UK Limited, which will be used to partially fund Encore Capital’s previously announced planned acquisition of all of the outstanding equity interests of Janus Holdings Luxembourg S.à r.L. not currently held by Encore Capital and, immediately following the consummation of such acquisition, Janus Holdings’ planned acquisition all of the outstanding equity interests of Cabot Holdings S.à r.L. not currently held by it.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated July 17, 2018, among Encore Capital Europe Finance Limited, Encore Capital Group, Inc., SunTrust Robinson Humphrey, Inc. and Credit Suisse Securities (USA) LLC

4.1	Indenture, dated July 20, 2018, between Encore Capital Europe Finance Limited and MUFG Union Bank, N.A.

4.2	Supplemental Indenture, dated July 20, 2018, among Encore Capital Europe Finance Limited, Encore Capital Group, Inc. and MUFG Union Bank, N.A.

Exhibit Number	Description

4.3	Form of 4.50% Exchangeable Senior Notes due 2023 (included as Exhibit A to Exhibit 4.2)

5.1	Opinion of Latham & Watkins LLP

5.2	Opinion of Mourant Ozannes

10.1	Letter Agreement, dated July 17, 2018, between Bank of Montreal and Encore Capital Group, Inc. regarding the Base Capped Call Transaction

10.2	Letter Agreement, dated July 17, 2018, between Credit Suisse International and Encore Capital Group, Inc. regarding the Base Capped Call Transaction

10.3	Letter Agreement, dated July 17, 2018, between Bank of America, N.A. and Encore Capital Group, Inc. regarding the Base Capped Call Transaction

10.4	Letter Agreement, dated July 19, 2018, between Bank of Montreal and Encore Capital Group, Inc. regarding the Additional Capped Call Transaction

10.5	Letter Agreement, dated July 19, 2018, between Credit Suisse International and Encore Capital Group, Inc. regarding the Additional Capped Call Transaction

10.6	Letter Agreement, dated July 19, 2018, between Bank of America, N.A. and Encore Capital Group, Inc. regarding the Additional Capped Call Transaction

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Mourant Ozannes (included in Exhibit 5.2)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: July 20, 2018	/s/ Jonathan Clark
Jonathan Clark
Executive Vice President, Chief Financial Officer and Treasurer